Company Contact:                                         Exhibit 99.1
Stephen A. Heit
800 524-2720, ext. 183
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Second Quarter Results
Including $1,462,317 in Restructuring Expense

Ridgefield Park, NJ, July 16, 2015: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the second quarter and six months ended May 31, 2015, which can be found in the table below.
The Company also announced today that it took a restructuring charge in the amount of $1,462,317 in the second quarter of fiscal 2015. This charge included one-time expenses as a result of the Company moving from its facility in East Rutherford, New Jersey, which comprised approximately 80,000 square feet, to a new facility in Ridgefield Park, New Jersey that consists of approximately 7,414 square feet. The Company sub-let the East Rutherford facility until May 2022, when the Company’s lease on the facility expires. On an annual basis this move saves the Company in excess of $600,000 in rent, common charges and other expenses. It also, however, required substantial restructuring charges as follows:

•	Write-off of $714,138 of leasehold improvements to the East Rutherford facility which were mainly as a result of Hurricane Sandy in fiscal 2012 and 2013.

•
A charge of $407,094, which is an estimate of the aggregate difference between the rent the Company will pay the landlord over the balance of the lease term until May 2022, and the rent it will receive from the sub tenant over the same term.

•	A commission expense of $155,245 for the broker who represented the Company to find a tenant to sublet the East Rutherford space.

•	Write-off of $128,943 of furnishings and equipment at the East Rutherford facility that were not needed at the new facility in Ridgefield Park.
In addition, the Company had a charge of $56,897 to restructuring expense related to a continuing reduction in overhead in accordance with the Company’s restructuring plan.
Richard Kornhauser, Chief Executive Officer and President of CCA Industries, Inc., stated: “Second quarter net sales results were not nearly as good as planned, for reasons to be discussed below. That said it is important to note that our efforts over the past 18-months have not been strictly on restructuring and cost savings, but equally important they have been focused on (1) transforming a weak brand distribution foundation into a stronger and broader distribution base for our core businesses that can be more fully leveraged and (ii) reconnecting our core brands to their consumer base via national and local marketing and sales efforts. This effort, in concert, with our partnership with the Emerson Sales organization has led to:

(i)	Re-capturing brand distribution lost

(ii)	Expanding our brands presence into more retailer outlets, and

(iii)	Introducing new and innovative products that will be available in major retailer early in 2016.
We expect our businesses to realize positive benefits in the second half of fiscal 2015 and beyond.
It is also important to highlight that while we are clearly not pleased with the soft revenue this period, the restructuring of the Company’s infrastructure has put our business in far better alignment with revenues generated and show that the substantial losses the Company had experienced previously are behind us.”

“Lastly, a significant factor in our second quarter revenue is both traceable and highly correctible. Specifically, a media vendor that CCA has used for over a decade experienced significant programing and communication problems during fiscal 2015. As a result, consumer viewership of our brands proven advertising message was under delivered by upwards of 50%. This program placement problem was exacerbated by not being fully discovered by the vendor until the end of the Company’s media schedule. We are now in discussion with this vendor’s leadership and we expect to secure appropriate financial credits. We anticipate that this substantial negative impact will be short lived, but clearly it triggered a slow down in retail consumption and trade purchases. Management believes that the Company will return to profitability in the second-half of fiscal 2015. “

CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	May 31, 2015	May 31, 2014

Revenues	$ 6,670,233	$ 10,784,881

Net (Loss) Income from Continuing Operations	$ (1,776,992)	$ 1,082,442
Net Income (Loss) on Discontinued Operations	$ 190,274	$ (5,219,148)
Total Net (Loss)	$ (1,586,718)	$ (4,136,706)

(Loss) Earnings per Share:
Basic
Continuing Operations	$ (0.25)	$ 0.15
Discontinued Operations	$ 0.03	$ (0.74)
(Loss)	$ (0.22)	$ (0.59)

(Loss) Earnings per Share:
Diluted
Continuing Operations	$ (0.25)	$ 0.15
Discontinued Operations	$ 0.03	$ (0.74)
(Loss)	$ (0.22)	$ (0.59)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,006,684

Six Months Ended
	May 31, 2015	May 31, 2014

Revenues	$ 13,627,749	$ 17,074,495

Net (Loss) from Continuing Operations	$ (1,720,358)	$ (159,914)
Net Income (Loss) on Discontinued Operations	$ 191,247	$ (5,216,357)
Total Net Loss	$ (1,529,111)	$ (5,376,271)

(Loss) Earnings per Share:
Basic
Continuing Operations	$ (0.25)	$ (0.02)
Discontinued Operations	$ 0.03	$ (0.74)
(Loss)	$ (0.22)	$ (0.76)

(Loss) Earnings per Share:
Diluted
Continuing Operations	$ (0.25)	$ (0.02)
Discontinued Operations	$ 0.03	$ (0.74)
(Loss)	$ (0.22)	$ (0.76)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,006,684